Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Shire plc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333 -111579, 333-129961, 333-129960 and 333-111108) registration statement on Form S-4 (No. 333-55696) and registration statements on Form S-3 (Nos. 333-72862-01, 333-38662 and 333-39702) of Shire plc of our report dated February 27, 2013, with respect to the consolidated balance sheets of ViroPharma Incorporated and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2012, which report appears in the Form 8-K/A of Shire plc dated January 24, 2014.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 4, 2014